Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 84 to the Registration Statement No. 811-02546 on Form N-1A of Fidelity Commonwealth Trust, of our report dated January 14, 2005 appearing in the Annual Report to Shareholders of Fidelity NASDAQ Composite Index Fund for the year ended November 30, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
January 27, 2005